Exhibit 10.2

SERVICES AGREEMENT

Between

SINO PAYMENTS, INC.

AND

POWERE2E

THIS SERVICES AGREEMENT is made on April 24, 2009

BETWEEN:

(1)

Sino Payments, Inc. is a Nevada corporation with its principal office located at 12th Floor, Des Voeux Commercial Bldg., 212-214 Des Voeux Road Central, Sheung Wan, Hong Kong (hereafter referred to as “Sino Pay” )

(2)

PowerE2E. a Company with its principal office located at Tian Shan Rd., No. 600, Strength Plaza Tower 3, Shanghai, China (hereafter referred to as "Power E2E”);

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1. Business Potential:

(1)

POWERE2E is a Company wishing to cooperate with Sino Payments to provide the clients of PowerE2Ewith credit and debit card processing services in Mainland China. POWERE2E wishes to appoint Sino Payments, Inc. as a consultant for the purpose of providing such debit and credit card services to clients of Power E2E.

(2)

Sino Payments, Inc. is a Nevada United States corporation listed on the OTCBB exchange under the trading symbol SNPY. Sino Payments is newly established to provide credit and debit card processing services in Asia to primarily retail and ecommerce store merchant companies operating under the laws and regulation of the Chinese and other Asian regional governments.

2. Co-operation

(1)

The parties agree to a consulting partnership in pursuing a joint business opportunities that will include but not be limited to the cooperative effort to market and provide credit and debit card processing services in China and Asia. .

(2)

Based on the feasibility study, business plan and the final service agreements made by both parties，the parties hereby to agree:

(a)

POWERE2E will appoint Sino Payments as consultant for debit and credit card processing services to retail merchants with both physical stores and ecommerce stores.

(b)

POWERE2E will pay Sino Payments a consulting fee of USD 1,000 per month for a minimum period of 1 year as of the date of this agreement. It is intended that the first payment be made as soon as PowerE2E has approved the Sino Payments system after testing as in “live operational” mode. This agreement may be renewed at the end of 1 year for a further period of 1 year with mutual consent from both parties.

(c)

“live operational” shall mean the moment PowerE2E has implemented the SinoPay payment solutions for a client doing business transactions utilizing the SinoPay Payment debit and credit card processing services.

(d)

Sino Payments will provide and facilitate debit and credit card processing services to POWERE2E and to the customers of Power E2E.

3.

Confidentiality

The parties acknowledge that they may obtain certain Confidential Information (whether in documented form or otherwise) from each other in pursuance of this Agreement, and which information is of a commercially sensitive and/or confidential nature. Therefore, parties have already signed a “Non-Disclosure Agreement” which will remain in full effect throughout the term of cooperation between the parties.

4. Intellectual Property

4.1

Neither party assigns any of its intellectual property rights to the other under this Agreement. Any intellectual property rights in any software or content developed or provided by a party remains the sole property of that party. Both parties agreed that they shall not use the other party’s trade marks, service marks, trade names and/or logos in any manner whatsoever without the prior written consent of the other party.

4.2

It is further agreed and declared by both parties that any intellectual property rights arising out of the use of the Confidential Information or any existing intellectual property of the Disclosing Party whether by the Disclosing Party or by the Recipient, the same shall be the absolute property of the Disclosing Party and the Recipient shall execute such required documentation and to do such act as reasonably required by the Disclosing Party to give effect to this proprietary right of the Disclosing Party.

5.Assignment.

Neither party shall assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

6. Governing Law.

This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region.

7. Limitation of Liability.

In no event shall either party be liable for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contract, tort (including negligence) or otherwise. Each party’s total liability hereunder, shall not in the aggregate exceed any sums due or paid hereunder.

8. Notices.

All notices, requests, demands, and other communications required by, or made in connection with, this agreement or the transactions contemplated by this agreement, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Sino Payments:

12th Floor, Des Voeux Commercial Bldg.

212-214 Des Voeux Road Central

Sheung Wan, Hong Kong

Or via fax to:

+1-212-208-3052

If to POWERE2E the address listed in this Agreement or by fax to:

+(86) 21 62749118

9. Severability.

If any provision of this agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provision of this agreement shall be deemed valid and enforceable to the full extent possible.

10. Waiver.

The waiver of any term or condition contained in this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

11. Entire Agreement.

This agreement contains all of the terms and conditions agreed upon by the parties Relating to the agreement and supersedes any and all prior and contemporaneous Agreement, negotiations, correspondence, understanding and communications of the parties, whether oral or written, respecting the subject matter hereof.

Signed for and on behalf of
Sino Payments,, Inc.

Signed:	/s/ Matthew Mecke
Name:	Matthew Mecke, Chairman & CEO

Signed for and on behalf of
PowerE2E

Signed:	/s/ Lim Tai Thong
Name:	Lim Tai Thong, CEO

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